  Exhibit 99.1
Cellular Biomedicine Group’s ReJoin® Therapy Receives Stem Cell Drug Application Acceptance For Phase II Clinical Trials by China NMPA

SHANGHAI, China and NEW YORK, September 27, 2019 (PRNEWSWIRE) -- Cellular Biomedicine Group, Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biopharmaceutical firm engaged in the development of immunotherapies for cancer and stem cell therapies for degenerative diseases, today announced that a drug application* for its off-the-shelf autologous adipose-derived mesenchymal progenitor cell (haMPC) ReJoin® therapy for Knee Osteoarthritis (KOA) has been accepted for a Phase II clinical trial in China.

*China NMPA (formerly CFDA) clarified Cell Therapy Regulations in December 2017 (the “Regulation”) whereby all cell therapies are being treated as drug NDA/IND.

This marks CBMG’s second clinical trial accepted for stem cells this year. In January 2019 the Company’s off-the-shelf allogeneic adipose-derived mesenchymal progenitor cell (haMPC) AlloJoin® therapy for KOA was accepted as the first stem cell KOA drug application in China for a Phase II clinical trial since the Regulation’s release.

“We are very pleased to have our second stem cell therapy accepted for a Phase II trial,” said Tony (Bizuo) Liu, CEO of CBMG. “ReJoin® showed promise for the prevention of cartilage deterioration in knee osteoarthritis in our Phase I study. Our team is dedicated to researching potential options for the millions of people who suffer from knee osteoarthritis.” According to the Foundation for the National Institutes of Health, 13% of persons aged 60 or older will have symptomatic knee osteoarthritis. Mr. Liu added, “We have already begun patient recruitment for AlloJoin® and we are excited to start our Phase II for ReJoin®. Conducting parallel autologous and allogenic clinical trials will allow us to cover the spectrum in stem cell research for KOA and will bring us closer to helping address the unmet medical needs of KOA patients in China.”

About ReJoin®
CBMG’s autologous adipose-derived mesenchymal progenitor cell (haMPC) ReJoin® product is an off-the-shelf stem cell therapy developed completely in-house by CBMG over the past 8 years. The entire process to manufacture ReJoin® involves many of CBMG’s therapeutic and drug intellectual properties including certain proprietary trade secrets within a world-class Chemistry, Manufacturing and Controls (CMC) platform, which patents include methods for collecting, transporting, storing and qualitating adipose tissue, separation and purification of adipose stem (progenitor) cells, large-scale clinical grade cell production, formulations and preparations. A Phase I clinical trial for ReJoin® was completed in July 2015.

About Knee Osteoarthritis
According to the Foundation for the National Institutes of Health, there are 27 million Americans with Osteoarthritis (OA), and symptomatic Knee Osteoarthritis (KOA) occurs in 13% of persons aged 60 and older. According to a nationwide population-based longitudinal survey among the Chinese retired population, approximately 8.1% of participants were found to suffer from symptomatic knee OA. Currently, no treatment exists that can effectively preserve knee joint cartilage or slow the progression of KOA. According to the Alternative and Integrative Medicine, 2017, 53% of KOA patients will degenerate to the point of disability. Conventional treatment usually involves invasive surgery with painful recovery and physical therapy and replacement surgeries are typically only suggested and performed on patients in the late stage of KOA.

About Cellular Biomedicine Group
Cellular Biomedicine Group, Inc. (NASDAQ: CBMG) develops proprietary cell therapies for the treatment of cancer and degenerative diseases. It conducts immuno-oncology and stem cell clinical trials in China using products from its integrated GMP laboratory. The Company’s GMP facilities in China, consisting of twelve independent cell production lines, are designed and managed according to both China and U.S. GMP standards. Its Shanghai facility includes a ”Joint Laboratory of Cell Therapy” with GE Healthcare and a “Joint Cell Therapy Technology Innovation and Application Center” with Thermo Fisher Scientific, which partnerships focus on improving manufacturing processes for cell therapies. CBMG currently has ongoing CAR-T Phase I clinical trials in China. The China NMPA (formerly CFDA) accepted the Company’s IND application for a Phase II trial for AlloJoin®, CBMG’s “Off-the-Shelf” allogenic haMPC therapy for the treatment of Knee Osteoarthritis (KOA), and has accepted the Company’s IND application for a Phase II trial for ReJoin® autologous haMPC therapy for the treatment of KOA. CBMG is included in the broad-market Russell 3000® Index and the small-cap Russell 2000® Index, and the Loncar China BioPharma index. To learn more about CBMG, please visit www.cellbiomedgroup.com.

Forward-Looking Statements
Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include those regarding our ability to implement our plans, strategies and objectives for future operations, including regulatory approval of our IND applications, our plan to configure part of our Shanghai facility with GE Healthcare’s FlexFactory platform, our ability to execute on proposed new products, services or development thereof, results of our clinical research and development, regulatory infrastructure governing cell therapy and cellular biopharmaceuticals, our ability to enter into agreements with any necessary manufacturing, marketing and/or distribution partners for purposes of commercialization, our ability to seek intellectual property rights for our product candidates, competition in the industry in which we operate, overall market conditions, any statements or assumptions underlying any of the foregoing and other risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Forward-looking statements may be identified by terms such as “may,” “will,” “expects,” “plans,” “intends,” “estimates,” “potential,” or “continue,” or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

For more information, please contact:

Company Contact:
Derrick C. Li
Head of Strategy and Investor Relations, CBMG
Phone: 917-717-0994
Email: derrick.li@cellbiomedgroup.com

Investor Contact:
Valter Pinto / Allison Soss
KCSA Strategic Communications
Phone: 212-896-1254 / 212-896-1267
Email: cellbiomed@kcsa.com

CBMG Press Roomwww.CellBioMedGroup.com